Exhibit 99.1

Contacts:
Media:
David Rosa
(212) 351-7067
david.rosa@monsterworldwide.com

Christian Harper
Weber Shandwick
(212) 445-8135
charper@webershandwick.com

Investors:
Robert Jones
(212) 351-7032
Robert.jones@monsterworldwide.com

Monster Worldwide Acquires 40 Percent Stake
in ChinaHR.com Holdings Ltd., Owner of ChinaHR.com

Opens Door for Monster into World’s Largest Population and Fastest Growing Economy,
 While Expanding Company’s Global Footprint in Asia Pacific Region

New York, February 2, 2005 – Monster Worldwide, Inc. (NASDAQ: MNST), the parent company of the leading global online careers property, Monster®, today announced that it has acquired a 40 percent stake in ChinaHR.com Holdings Ltd. (“ChinaHR”), the owner of ChinaHR.com, for U.S. $50,000,000.

ChinaHR.com is one of China’s leading and most widely recognized online recruitment Web sites, with approximately 3.2 million registered users and more than 280,000 corporate clients.  ChinaHR.com has been a pioneer in China’s online recruitment industry since 2000. With operations in 10 major Chinese cities and growth plans in additional markets in the upcoming year, ChinaHR.com has a staff of 480 employees.

As a result of the transaction, Monster Worldwide will initially occupy three of seven seats on ChinaHR’s Board of Directors.  Monster Worldwide will also have certain rights and obligations to acquire a 51% or more interest in ChinaHR in the event of an initial public offering or 3 years, whichever comes first.

With a population of 1.3 billion and per capita net income growth of approximately 6.8% in 2004, China saw its economy expand at a growth rate of 9.5% last year – its fastest pace in eight years.  While we estimate that farmers represented 80% of the population 20 years ago, today that number has fallen to roughly 60 to 65%, as an increasing number of farmers’ sons and daughters have settled in urban areas.  China’s number of newly employed urban residents recently reached 9.8 million and its urban registered unemployment rate dropped to 4.2% at the close of 2004.  China currently has a population of 94 million Internet users.

“Gaining a foothold in this key area of the Asia Pacific region represents another step in Monster’s global growth strategy of entering foreign markets where significant current and future opportunity exists. With the world’s largest population and fastest growing economy, we believe that China’s rapidly growing recruitment marketplace currently represents a great opportunity,” said Andrew J. McKelvey, Chairman and CEO of Monster Worldwide.  “We are confident that this is the right time for us to enter the Chinese marketplace and that ChinaHR.com’s significant customer base, user base and strong brand awareness make them the ideal partner.  Additionally, the company has established relationships with more than 100 Chinese colleges and universities and is consistently ranked as the top university student recruiting service.”

“We are extremely pleased to partner with Monster, the global leader in online recruitment, and begin leveraging its proven methodologies to fully capitalize on the tremendous recruitment market opportunity in China,” said Kathy Xu, Chairperson of the Board of ChinaHR.com Holdings Ltd.

About ChinaHR.com Holdings, Ltd.

Founded in 2000, China HR.com Holdings Ltd is the owner of ChinaHR.com®, one of the leading and most widely recognized online recruitment Web sites in China.  ChinaHR provides online recruiting, campus recruiting and human resources value-added services.  Headquartered in Beijing, ChinaHR has approximately 480 employees and operates in 10 major cities in China.  More information about ChinaHR is available at www.chinahr.com.

About Monster Worldwide

Founded in 1967, Monster Worldwide, Inc. is the parent company of Monster(R), the leading global online careers property. The company also owns TMP Worldwide, the world’s largest Yellow Pages advertising agency and one of the world’s largest Recruitment Advertising agency networks. TMP Worldwide is also a provider of direct marketing services. Headquartered in New York with approximately 5,000 employees in 26 countries, Monster Worldwide

(NASDAQ: MNST) is a member of the S&P 500 Index. More information about Monster Worldwide is available at www.monsterworldwide.com.

Celebrating its 10-year anniversary, Monster is the leading global online careers property. A division of Monster Worldwide, Monster works for everyone by connecting quality job seekers at all levels with leading employers across all industries. Founded in 1994 and headquartered in Maynard, Mass., Monster has 25 local language and content sites in 23 countries worldwide. More information is available at www.monster.com or by calling 1-800-MONSTER. To learn more about Monster’s industry-leading employer products and services, please visit http://recruiter.monster.com.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding Monster Worldwide, Inc.’s strategic direction, prospects and future results. Certain factors, including factors outside of Monster Worldwide’s control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which Monster Worldwide operates, risks associated with acquisitions, competition, seasonality and the other risks discussed in Monster Worldwide’s Form 10-K and other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

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